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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                COVER-ALL TECHNOLOGIES INC.
                                                     18-01 Pollitt Drive
                                                     Fair Lawn, NJ 07410
                                                     Tel:  (201) 794-4800

COVER-ALL TECHNOLOGIES INC. REPORTS FIRST QUARTER RESULTS
---------------------------------------------------------

FAIR LAWN, NEW JERSEY (May 14, 2003) - Cover-All Technologies Inc. (OTC Bulletin
Board: COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), today announced revenues and earnings from operations for the quarter ended March 31, 2003.

Revenues for the three months ended March 31, 2003, were $2,058,000 compared to $1,737,000 in the same period in 2002, an increase of 18.5%.

Net income for the three months ended March 31, 2003 was $242,000, or $0.02 per share, compared to $82,000, or $0.01 per share, in the same quarter of 2002.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated: "We are pleased with the results for the first quarter of 2003. Our net income for the first quarter was up 195% over the first quarter of 2002 on solid revenue growth especially in ASP and Professional Services. Expenses increased by 8% on a year-over-year comparison, however, recurring expenses for the first quarter of 2003 were down by more than 2.5% over recurring expenses for the fourth quarter of 2002.

We are seeing increased demand for Professional Services as our customers modify or create new Insurance products. Demand for new software continues to focus on initiatives that can demonstrate real return on investment. We believe that My Insurance Center utilizing our existing and new software capabilities is well suited to deliver value in this marketplace and have expanded our sales and marketing activities to reach more potential customers."

ABOUT COVER-ALL TECHNOLOGIES INC.

Cover-All Technologies, Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

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Additional information is available on line at www.cover-all.com.
                                               -----------------

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (the "SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact Information:

FOR COVER-ALL:

Ann Massey
Chief Financial Officer
201/794-4894
amassey@cover-all.com










                                       -2-
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The following is a summary of unaudited operating highlights for the three months ended March 31, 2003 and 2002.

                       COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARIES
                                   OPERATING HIGHLIGHTS

                                                                        THREE MONTHS ENDED
                                                                        ------------------
                                                                             MARCH 31,
                                                                             ---------
                                                                   2003                   2002
                                                                   ----                   ----
REVENUES:
  Licenses                                                      $  231,000             $  231,000
  Maintenance                                                    1,121,000              1,091,000
  Professional Services                                            541,000                301,000
  Application Service Provider ("ASP")
     Services                                                      165,000                114,000
                                                                ----------             ----------

  TOTAL REVENUES                                                 2,058,000              1,737,000
                                                                ----------             ----------

  COSTS AND EXPENSES
  Cost of Sales                                                  1,082,000                989,000
  Research and Development                                         160,000                112,000
  Sales and Marketing                                              201,000                230,000
  General and Administrative                                       303,000                287,000
  Interest Expense, Net                                             46,000                 37,000
                                                                ----------             ----------

TOTAL COSTS AND EXPENSES                                         1,792,000              1,655,000
                                                                ----------             ----------

  INCOME FROM OPERATIONS                                        $  266,000             $   82,000
                                                                ----------             ----------

  INCOME TAX EXPENSE                                                24,000                   ----
                                                                ----------             ----------

  NET INCOME                                                    $  242,000             $   82,000
                                                                ==========             ==========

  BASIC EARNINGS PER SHARE                                      $     0.02             $     0.01
                                                                ==========             ==========

  DILUTED EARNINGS PER SHARE                                    $     0.01             $     0.01
                                                                ==========             ==========